Exhibit 99.3
REVOCABLE PROXY
AS TO CERTAIN SHARES OF
HAVERTY FURNITURE COMPANIES, INC.
     The undersigned, Margaret M. Haverty, of 3740 Paces Valley Road, Atlanta, Georgia 30327 (“M. Haverty”), hereby appoints Rawson Haverty, Jr. of Suite 800, 780 Johnson Ferry Road, Atlanta, Georgia 30342 (“R. Haverty, Jr.”), as her attorney in fact and proxy, with full power of substitution, to exercise (including refraining from exercising) all voting (including dissenters’) rights with respect to all shares of the Common and Class A Common shares of Haverty Furniture Companies, Inc., a Maryland corporation (the “Corporation”) owned by M. Haverty (the “Shares”) in such manner as R. Haverty, Jr. or his substitute, shall, in his sole discretion, deem proper, including voting the Shares at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of the Corporation and/or executing and delivering a written consent in lieu of any such meeting.
     This proxy shall continue in full force and effect unless and until it is revoked by M. Haverty. This proxy is revocable at any time effective upon receipt by R. Haverty, Jr. or the secretary of the Corporation at Suite 800, 780 Johnson Ferry Road, Atlanta, Georgia 30342 of M. Haverty’s written notice of termination. M. Haverty may give such notice by any means.
     This proxy revokes any other proxy granted by M. Haverty at any time with respect to the Shares.
     Duly executed, under seal, as of March 19th, 2007.

/s/ Margaret M. Haverty (L.S.)
Margaret M. Haverty

WITNESS:
/s/ Emma Gooden

Print Name and address:
3200 Farmington Dr.

Atlanta Ga, 30307

March 19, 2007